Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Nancy Rowden Brock Named CFO of Rock of Ages

N. Daniel Ginsberg Named Senior VP of Human Resources

     CONCORD, NEW HAMPSHIRE, May 31, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) announced today the appointment of Nancy Rowden Brock as Senior Vice President and Chief Financial Officer, and N. Daniel Ginsberg as Senior Vice President of Human Resources."With these appointments, we have completed the planned expansion of our management team in support of our aggressive plan to grow our retail business," said Chairman and CEO Kurt Swenson.

     Brock, most recently Director of Finance and Administration of the Vermont Agency of Transportation, will work with current CFO Douglas Goldsmith during a transition period. As previously announced, Goldsmith will become President and Chief Operating Officer of Rock of Ages' Quarry division effective January 1, 2006. He succeeds Jon Gregory, President of the Quarry division since 1993, who will retire in the first quarter of 2006 after reaching 30 years of service with the company.

     Brock received a B.A. from Dartmouth College in 1978, an M.B.A. from the University of Michigan in 1981, and began her career in the Finance Department of the Ford Motor Company in Dearborn, Michigan. She returned to Vermont in 1984 to become the Manager of Accounting and Reporting and later Chief Financial Officer of Chittenden Corporation, a publicly held regional bank then listed on NASDAQ. From 1998 to 2002, she was Chief Financial Officer for Green Mountain Power Corporation, a New York Stock Exchange-listed company.

     "As a native Vermonter with old family ties to the Vermont granite industry, Nancy is returning to her roots by joining the largest granite company in Vermont and one of the largest in North America. Her broad range of high-level financial experience will be a tremendous plus for Rock of Ages as we implement our retail growth strategy," Swenson said.

     Dan Ginsberg of Morris Plains, New Jersey, most recently Vice President of Field Human Resources for Linens 'n Things Inc. (NYSE:LIN), received his undergraduate degree from Slippery Rock University in 1987 and began his business career as an assistant store manager and later as group and operations manager for Macy's and Bradlees. He joined Linens 'n Things in 1992 as a Store Manager and was promoted to a variety of positions within the Human Resource area, including Vice President of Corporate Education and Organizational Development. In 1999, he received an M.A. in Organizational Behavior from Farleigh Dickinson University and has served as an adjunct professor there since 2000.

      Ginsberg oversaw the hiring of more than 2,000 managers during his tenure with Linens 'n Things, and was responsible for directing all human resources functions for an employee group of 16,000 managers and associates. "Dan's extensive human resources experience with a major growth company will be invaluable as we significantly increase the number of Rock of Ages field employees over the next few years," Swenson said.

(more)

Nancy Rowden Brock Named CFO of Rock of Ages
May 31, 2005
Page Two

     Brock and Ginsberg join Swenson, Goldsmith, Gregory, Rick Wrabel, President and COO of the company's Memorials division, Caryn Crump, Senior Vice President of Marketing, and Mike Tule, Senior Vice President and General Counsel as the senior executive team at Rock of Ages. "Every member of this team of highly experienced and talented executives shares our vision and excitement about the future of our company," Swenson added.

About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended April 2, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.